EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
---------------------                  (740) 373-3155



                  PEOPLES BANCORP DECLARES 10% STOCK DIVIDEND:
                         CONTINUES CURRENT CASH DIVIDEND
                  --------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) yesterday declared a 10% stock dividend to be issued June 28, 2002, to common shareholders of record at June 13, 2002. Fractional shares will be paid in cash based on the closing price of Peoples Bancorp's common stock on the record date.
         Peoples' Board of Directors also resolved to continue the current cash dividend of $0.15 per share to be paid on existing and new shares. This represents an effective increase in the cash dividend of 10% and will be paid on July 1, 2002, to shareholders of record at June 14, 2002.
         "We believe the 10% stock dividend, combined with our history of consistent cash dividend growth, are effective methods to reach our goals for enhanced shareholder return," commented Robert E. Evans, President and Chief Executive Officer. "The additional stock and cash reward our shareholders for their ongoing support and reflects our positive outlook for the year."
         At May 1, 2002, Peoples Bancorp had 7,160,000 shares outstanding. Including the 10% stock dividend to be paid on June 28, 2002, Peoples has issued 13 stock splits or dividends since 1981. During this time, Peoples has grown one share of stock to 21 shares and continued raising its cash dividend each year to the current annualized rate of $0.60 per share.
         Peoples Bancorp is a diversified financial services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance and trust solutions through Peoples Bank's 40 sales offices and 26 ATM's in Ohio, West Virginia and Kentucky. Peoples' common stock is traded on the NASDAQ national market under the symbol "PEBO". Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples' award winning Internet banking service at www.peoplesbancorp.com.

                                 END OF RELEASE